MEDICIS

NOTICE OF

1999 ANNUAL MEETING OF SHAREHOLDERS
November 16, 1999

Dear Fellow Shareholder:

      The 1999 Annual Meeting of Shareholders (the “Meeting”) of Medicis Pharmaceutical Corporation (the “Company”) will be held at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona, on November 16, 1999, at 9:30 a.m., local time, for the following purposes:

1.	To elect two directors for a term of three years;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2000; and

3.	To transact such other business as may properly come before the Meeting and all adjournments thereof. The Company is currently unaware of any additional business to be presented at the Meeting.

      The Board of Directors has fixed the close of business on September 20, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

      In order that your stock may be represented at the Meeting in case you are not personally present, please complete, sign and date the enclosed proxy/voting card and return it promptly in the accompanying addressed envelope whether or not you plan to attend the Meeting. If you attend the Meeting, you may vote your shares in person even if you have signed and returned the proxy card.

By Order of the Board of Directors,

Mark A. Prygocki, Sr.
Chief Financial Officer,
Treasurer and Corporate Secretary

September 23, 1999

Phoenix, Arizona

MEDICIS

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 16, 1999

       This Proxy Statement is furnished to shareholders of Medicis Pharmaceutical Corporation (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on November 16, 1999, at 9:30 a.m., local time, at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona, and at all adjournments thereof (the “Meeting”). It is anticipated that this Proxy Statement and the accompanying form of proxy will first be mailed to shareholders on or about September 30, 1999.

      The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others that forward solicitation material to beneficial owners of the Company’s stock. Proxies may be solicited by mail, telephone, telegraph or personal communications.

      The close of business on September 20, 1999, has been fixed as the “Record Date” for the determination of shareholders entitled to notice of and to vote at the Meeting. On that date, there were 28,370,478 shares of Class A Common Stock and 422,962 shares of Class B Common Stock outstanding (collectively, the “Capital Stock”). Each share of Class A Common Stock is entitled to one vote on each matter of business to be considered at the Meeting. Each such share of Class B Common Stock outstanding on the Record Date is entitled to ten votes on each such matter. The outstanding shares of Capital Stock representing the majority of the voting power thereof and entitled to vote at the Meeting shall constitute a quorum.

      Each proxy properly executed and returned to the Company will be voted FOR (i) the election of the director nominees named herein; and (ii) the appointment of Ernst & Young LLP as auditors, unless the shareholder otherwise directs in his or her proxy, in which case the proxy will be voted according to the shareholder’s direction.

      Proxies may be revoked by written notice to the Secretary of the Company at any time prior to their being voted at the Meeting. Shareholders who are present at the Meeting may revoke in writing their proxies previously submitted and vote in person, if they so desire.

      The headquarters office of the Company is located at 4343 East Camelback Road, Phoenix, Arizona 85018.

PROPOSAL 1:  ELECTION OF DIRECTORS

      At the Meeting, two directors will be elected to serve a three-year term, which is scheduled to expire at the close of the Annual Meeting of Shareholders held in 2002. The shares represented by the enclosed Proxy will be voted for the election as a director, the nominees named below, unless a vote is withheld for the individual nominees. If either of the nominees becomes unavailable for any reason or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of the proxy. Richard L. Dobson, M.D., who has served as a director since 1991, has chosen not to stand for re-election for personal reasons. The Board intends to reduce the number of directors from eight to seven at the conclusion of the Meeting when Dr. Dobson’s term as a Board member expires.

      Peter S. Knight and Spencer Davidson have been proposed unanimously by the Board as nominees for election as directors at the Meeting. Mr. Knight and Mr. Davidson are currently directors of the Company. Biographical information on Mr. Knight and Mr. Davidson are furnished below under “Directors, Director Nominees and Executive Officers.”

Vote Required

      The nominees receiving the highest number of votes cast at the Meeting will be elected to serve for a term of three years, or until their successors are duly elected and qualified.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE

DIRECTORS SPECIFIED IN PROPOSAL 1.

Directors, Director Nominees and Executive Officers

      The following biographical information is furnished with regard to the directors, the nominees for election as a director at the Meeting and the executive officers.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	42	Chairman and Chief Executive Officer	1988	2001
Mark A. Prygocki, Sr.	33	Chief Financial Officer, Treasurer and Corporate Secretary	N/A	N/A
Arthur G. Altschul, Jr.(2)	35	Director	1992	2000
Spencer Davidson(3)	57	Director Nominee	1999	2002
Peter S. Knight, Esq.(3)	48	Director Nominee	1997	2002
Michael A. Pietrangelo(1)(3)	57	Director	1990	2001
Philip S. Schein, M.D.(2)	60	Director	1990	2000
Lottie H. Shackelford(2)	58	Director	1993	2001

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Stock Option and Compensation Committee

      Jonah Shacknai is a founder of the Company and has served as its Chairman and Chief Executive Officer since July 1988. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representative’s committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy, and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process, and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented approximately 34 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. He provided these firms advice in areas of governmental regulation, strategic planning, mergers and acquisitions and marketing. Mr. Shacknai simultaneously served in an executive position with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. Mr. Shacknai is a member of the Board of Directors of Delta Society, a public service organization promoting animal-human bonds. He is also a director of GHBM Healthworld, an integrated healthcare, marketing and communications concern, and a member of the Board of Trustees of the National Public Radio Foundation. Mr. Shacknai served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and serves as a member of the U.S.-Israel Science and Technology Commission, both of which are federal cabinet-appointed positions.

      Mark A. Prygocki, Sr. has served as Chief Financial Officer, Treasurer and Corporate Secretary since May 1995 and served as Controller of the Company from October 1992 until May 1995. From July 1990 through October 1992, Mr. Prygocki was employed by Salomon Brothers, Inc., an investment banking firm, as an Accountant in the Regulatory Reporting Division.

      Arthur G. Altschul, Jr. has been a director of the Company since December 1992. He has worked in investment banking, venture capital and as a member of senior management of a publicly traded healthcare concern. Mr. Altschul is a founder and Co-Chairman of Diaz & Altschul Group, LLC, a merchant banking organization which, through its subsidiaries, provides investment banking and investment advisory services. Between 1985 and 1991, Mr. Altschul worked in the Equity and Fixed-Income trading departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research Department at Morgan Stanley & Company. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., most recently as Senior Director of Corporate Affairs. SUGEN Inc. is a NASDAQ-traded biopharmaceutical company focused on cancer research and drug development. Mr. Altschul serves on the Board of Directors of General American Investors, Inc., a NYSE-traded closed-end investment company; Delta Opportunity Fund, Ltd., an offshore investment fund which invests primarily in private placements of publicly traded technology companies; Microbes Inc.; NY Council for Humanities; and Prototek II, Inc. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

      Spencer Davidson has been a director of the Company since January 1999. Mr. Davidson serves as President and Chief Executive Officer of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange (NYSE:GAM). His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver as General Partner; and Odyssey Partners where he served as Fund Manager. Additionally, Mr. Davidson acts as the General Partner of The Hudson Partnership, a private investment partnership and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City College and Columbia University, Mr. Davidson holds a M.B.A., a C.F.A. and a C.I.C.

      Peter S. Knight, Esq. has been a director of the Company since June 1997. Mr. Knight has been a partner of the law firm of Wunder, Knight, Forscey & DeVierno since 1991, where he specializes in pharmaceutical, environmental and communication matters. In 1996, at the request of President Clinton, Mr. Knight served as the National Campaign Manager for Clinton/ Gore ‘96. Mr. Knight served as the General Counsel and Secretary of the Company from 1989 to 1991. Mr. Knight currently serves on the Boards of COMSAT, Whitman Education Group, GHBM Healthworld, and the Schroder Series Trust. He also serves on the Board of the Center for National Policy and the Vice President’s Residence Foundation.

      Michael A. Pietrangelo has been a director of the Company since October 1990. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission and later for Pfizer, Inc., from 1967 to 1972. Joining Shering-Plough Corporation in Memphis, Tennessee in 1972, Mr. Pietrangelo served in legal capacities first as Legal Director and then Associate General Counsel. During that time he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi Schools of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products. In 1994, he accepted a position as President of Johnson Products Company, a subsidiary of IVAX Corporation. He served in that capacity until February 1998, when he returned to the practice of law with Pietrangelo Cook PLC, based in Memphis, Tennessee.

      Philip S. Schein, M.D. has been a director of the Company since October 1990. Dr. Schein was the Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University, Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein presently serves as a member of the National Cancer Advisory Board, as Adjunct Professor of Medicine and Pharmacology at the University of Pennsylvania School of Medicine and as President of The Schein Group.

      Lottie H. Shackelford has been a director of the Company since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994 and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/ Gore presidential transition team between November 1992 and March 1993, Deputy Campaign Manager of Clinton for President from February 1992 to November 1992, and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She also is a director of Philander Smith College, the Chapman Funds in Baltimore, Maryland, and the Overseas Private Investment Corporation.

Committees and Meetings

      The Stock Option and Compensation Committee, which met one time in the Company’s fiscal year ended June 30, 1999 (“fiscal 1999”), administers the Company’s Stock Option Plans (the “Plans”) and oversees the compensation of the Company’s officers. The members of the Stock Option and Compensation Committee in fiscal 1999 were Michael A. Pietrangelo, Peter S. Knight, Esq. and Spencer Davidson. The Audit Committee, which met twice in fiscal 1999, reviews the work of the auditors and the adequacy of the Company’s internal accounting and financial control systems. The members of the Audit Committee in fiscal 1999 were Lottie Shackelford, Arthur G. Altschul, Jr., Richard L. Dobson, M.D. and Philip S. Schein, M.D. The Executive Committee, which did not meet in fiscal 1999, exercises the rights, power and authority of the Board of Directors in certain situations. The members of the Executive Committee in fiscal 1999 were Jonah Shacknai and Michael A. Pietrangelo. The Company does not have a Nominating Committee, and the consideration of nominations to serve as a member of the Board is made by the entire Board.

      The Board held four meetings in fiscal 1999. Each member of the Board of Directors attended at least 75% of the aggregate of (i) all Board meetings and (ii) all meetings of committees of the Board of which such person was a member.

Director Compensation

      Since April 28, 1990, the Company has made available to each non-employee director $1,000 plus reasonable expenses for each Board and committee meeting attended, excluding telephonic meetings. Non-employee directors of the Company receive automatic, annual grants of non-qualified options to purchase 10,000 shares of Class A Common Stock. Under the Plans, these options are granted at the fair market value of the Class A Common Stock on the last business day of September and are exercisable on the one year anniversary of the date of the grant. Each such option shall be exercisable in whole or in part one year after the date of grant, provided such non-employee director has continued as a non-employee director for one year.

Principal Shareholders and Stockholdings of Management

      The information set forth below includes information as of September 9, 1999, regarding the shares of Capital Stock beneficially owned by (i) each person who is known by the Company to own beneficially five percent (5%) or more of the Capital Stock, (ii) each of the present directors and executive officers of the Company, and (iii) all directors and executive officers of the Company as a group:

	Shares Beneficially Owned

	Class A	Class B	Percentage of	Percentage
	Common	Common	Outstanding	of Voting
Name(1)	Stock	Stock	Capital Stock	Power

Jonah Shacknai(2)	701,263	379,016	3.69%	13.57%
Mark A. Prygocki, Sr.(3)	42,575	—	*	*
Arthur G. Altschul, Jr.(4)	21,260	—	*	*
Spencer Davidson(5)	5,063	—	*	*
Peter S. Knight, Esq.(6)	22,031	—	*	*
Michael A. Pietrangelo(7)	57,658	—	*	*
Philip S. Schein, M.D.(8)	17,838	—	*	*
Lottie H. Shackelford(9)	34,117	—	*	*
All executive officers and directors as a group (8 persons)(10)	901,805	379,016	4.35%	14.11%
Pilgrim, Baxter and Associates	2,829,529	—	9.83%	8.68%
825 Duportail Road Wayne, PA 19087(11)
Putnam Investments	2,429,480	—	8.44%	7.45%
One Post Office Square Boston, MA 02109(11)
INVESCO	1,579,600	—	5.49%	4.85%
1315 Peachtree Street, N.E. Suite 250 Atlanta, GA 30309(11)

*	Less than 1%.

(1)	The address of each beneficial owner is c/o Medicis Pharmaceutical Corporation, 4343 East Camelback Road, Phoenix, Arizona 85018-2700.
(2)	Includes: 492,658 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).
(3)	Includes 38,384 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).
(4)	Includes 21,260 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).
(5)	Includes 5,063 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).
(6)	Includes 16,875 shares of Class A common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).
(7)	Includes 29,890 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).
(8)	Includes 17,838 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).
(9)	Includes an aggregate of 29,890 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999).

(10)	Includes an aggregate of 651,858 shares of Class A Common Stock subject to options granted pursuant to the Plans which were exercisable as of September 9, 1999, or which become exercisable within 60 days thereafter (November 8, 1999), held by eight executive officers and directors.
(11)	Information included in reliance on a Schedule 13G filed with the SEC by the stockholder.

Executive Compensation

      The following table shows the annual compensation and long-term compensation for each of the three most recent fiscal years for the Company’s Chief Executive Officer and the one other executive officer whose salary and bonus for the most recent fiscal year exceeded $100,000.

SUMMARY COMPENSATION TABLE

					Long Term
					Compensation Awards
		Annual Compensation
				Other Annual	Number of LTIP
Name and Position	Year	Salary($)	Bonus($)	Compensation($)	Options

Jonah Shacknai	1999	525,000	400,000	—	150,000
Chairman of the Board	1998	437,000	400,000	—	150,000
and Chief Executive	1997	412,000	320,000	—	118,127
Officer
Mark A. Prygocki, Sr.	1999	185,000	200,000	—	52,501
Chief Financial Officer,	1998	150,000	150,000	—	45,000
Treasurer and Corporate	1997	130,400	80,000	—	33,750
Secretary

      The Company has no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan (the “401(k) Plan”) established under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Contributions to the 401(k) Plan are voluntary and all employees are eligible to participate. While the 401(k) Plan provides for the ability of the Company to match certain employee contributions, the Company has not made any matching contributions.

Stock Options

      The Plans provide for the grant to key employees and key consultants of the Company options, which qualify as incentive stock options under the Code, and non-qualified stock options. The Plans are administered by the Stock Option and Compensation Committee appointed by the Board. The following table sets forth certain information for the Company’s last fiscal year with respect to options to purchase shares of Class A Common Stock granted to certain executive officers pursuant to the Plans.

OPTION GRANTS IN LAST FISCAL YEAR

Potential Realized Value at
		Percentage of			Assumed Annual Rates of Stock
		Total Options			Price Appreciation for
	Number of	Granted to	Exercise		Option Term(2)
	Options	Employees in	or Base	Expiration
Name	Granted(1)	Fiscal Year	Price($/sh)	Date	0%($)	5%($)	10%($)

Jonah Shacknai	150,000	11.3%	23.83	7/31/08	—	2,248,500	5,697,000
Mark A. Prygocki, Sr.	52,501	4.0%	23.83	7/31/08	—	786,990	1,993,988

(1)	Of Mr. Shacknai’s non-qualified options noted above, 49,999 vested on July 31, 1999, 50,000 vest on July 31, 2000; and 50,001 vest on July 31, 2001. Of Mr. Prygocki’s options noted above, 10,500 vested on July 31, 1999; 10,500 vest on July 31, 2000; 10,500 vest on July 31, 2001; 10,500 vest on July 31, 2002; and 10,501 vest on July 31, 2003.

(2)	The potential realizable value portion of the foregoing table illustrates amounts that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Class A Common Stock over the scheduled life of the options. This schedule does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting schedules. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation from the market price of the Class A Common Stock on the date of grant will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. Dollar amounts shown are not discounted to present value.

      The following table sets forth the number and value of exercised shares and the number and value of unexercised options held by the named individuals as of the end of the Company’s last fiscal year.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
	Number of	Value	Options at Fiscal Year End		at Fiscal Year End($)
	Shares Acquired	Realized
Name	on Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jonah Shacknai	110,680	3,710,382	427,514	340,169	8,419,205	1,637,929
Mark A. Prygocki, Sr.	38,197	1,317,821	9,000	117,915	—	567,846

      During the last fiscal year, 181 employees of the Company and seven non-employee directors of the Company were granted options to purchase an aggregate of 1,352,376 shares of Common Stock under the Plans. As of June 30, 1999, 147 employees and all directors of the Company were participants in the Plans. During the last fiscal year, an aggregate of 1,458,626 options to purchase shares of Class A Common Stock had been granted to a total of 193 optionees under the Plans and were outstanding, 45,563 of which had been granted to non-employee directors as annual grants in accordance with the Plans. Certain of such options are vested and others vest at various times through June 14, 2004. Qualified and non-qualified stock options vest over a period determined at the time the options are granted, ranging from 1 year to 5 years. The options are granted at the fair market value on the date of the grant and are exercisable at prices ranging from $1.03 to $36.00 per share.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT

      The Stock Option and Compensation Committee (the “Committee”) is responsible for the oversight of the compensation of the Company’s officers and administration of the Company’s Stock Option Plans (the “Plans”). Compensation of the Company’s executive officers is composed of salary, stock options and, in some cases, cash bonuses. Jonah Shacknai, Chairman and Chief Executive Officer of the Company, recommends the annual salary and any cash bonus for each executive officer other than himself. Currently, the Company has only one other executive officer, Mr. Prygocki, the Company’s Chief Financial Officer, Treasurer and Corporate Secretary. In the case of an increase in salary or bonus to an executive officer, Mr. Shacknai makes a recommendation to the Committee to approve such increase. Mr. Shacknai and the Committee apply the largely subjective and non-quantitative criteria discussed below in evaluating compensation and have not assigned any particular numerical weight to these factors. The salary of an executive officer is determined based upon the significance of the position to the Company, individual experience, talents and expertise, tenure with the Company, cumulative contribution to the Company’s success, individual performance as it relates to effort and achievement of our progress toward particular objectives for the executive officer and to the Company’s immediate and long-term goals and information gathered informally as to comparable companies in the same geographic location as the Company. Due to the Company’s phase of growth and development, in addition to the Company’s goal of increasing profitability, other elements of the Company’s performance that are used in structuring executive compensation levels are increases in revenues, new product introductions, progress in research, raising new capital, strategic alliances, customer service values, cost-effective operation and the personal commitment to the ideals and mission of the Company. The Committee believes the compensation of the Company’s executive officers is generally in the middle section of the range of compensation data obtained when the Company informally gathered data as to comparable companies. However, this belief should be considered in light of the facts that (i) the data gathered were not gathered with a statistically reliable methodology, and (ii) the elements of compensation of such comparable companies are not necessarily directly comparable to those of the Company. Although the Company does not have a formal bonus plan for its executive officers, the Company, from time to time, awards cash bonuses to certain executive officers after fiscal year end. The amount awarded to a particular executive officer is based upon the Company’s overall performance as described above, individual performance, the particular executive officer’s base salary level and overall equity and fairness.

      Stock options granted by the Company to its executive officers are intended to link the interests and risks of the executive officers with those of the shareholders. Stock options provide value to the optionee only when the price of the Company’s stock increases. The Committee generally grants stock options to executive officers with respect to each fiscal year after the close of the fiscal year. The Committee bases its decisions on Company performance and individual performance as discussed above, base salary and bonus levels, the amount of prior option grants, length of service and overall equity and fairness.

      For fiscal 1999, Jonah Shacknai, Chairman of the Board and Chief Executive Officer, received an annual salary of $525,000, was paid a bonus of $400,000, and was granted options to purchase 150,000 shares of Class A Common Stock in July 1998 (at an exercise price of $23.83 per share). The Committee made these decisions based upon a subjective analysis of his contributions to the Company’s improved performance in the most recent fiscal year, particularly in regard to the Company’s move to the New York Stock Exchange, the acquisition of the dermatological assets of Hoechst Marion Roussel, the acquisition of all the capital stock of Ucyclyd Pharma, Inc., the achievement of continued growth in sales and profitability for the Company, the attainment of market leadership of the Company’s LUSTRA® product and the control of expenses. The Committee did not assign any particular numerical weight to any of these matters.

September 23, 1999

Stock Option and Compensation Committee

Michael A. Pietrangelo, Chairman
Peter S. Knight, Esq.
Spencer Davidson

Executive Retention Plan

      On March 2, 1999, the Board authorized the adoption of the Medicis Pharmaceutical Corporation Executive Retention Plan (“Retention Plan”) and the Retention Plan was adopted by the Company on April 1, 1999. The purpose of the Retention Plan is to facilitate the exercise of best judgement and improve the recruitment and retention of key employees by Medicis. Pursuant to the Retention Plan, Mr. Prygocki and certain other key employees will receive a “Benefit Allowance” upon an “Involuntary Termination” other than for “Good Cause” in connection with a “Change in Control,” as each term is defined in the Retention Plan. Upon a Change of Control, persons who report directly to the Chief Executive Officer and such others as may be designated by the Chief Executive Officer receive a Benefit Allowance of two times salary and bonus and insurance and retirement benefit payments for two years, and certain other key employees designated by the Chief Executive Officer receive a Benefit Allowance of one times salary and bonus, and insurance and retirement benefit payments for one year.

Compensation Committee Interlocks and Insider Participation

      No Compensation Committee interlocks were present at June 30, 1999.

Employment Agreement

      In July 1996, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Shacknai, effective July 1, 1996, to continue to serve as Chairman and Chief Executive Officer of the Company. The Employment Agreement expires on June 30, 2001, and automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai also may terminate the Employment Agreement prior to the end of the term. Under the Employment Agreement, Mr. Shacknai agreed that, during his employment by the Company and for a period of one year following termination for reasons other than a change in ownership or control of the Company, he will not engage in, consult with or be employed by any Competing Business (as defined in the Employment Agreement). The Employment Agreement contains customary non-solicitation provisions and provides for the transfer to the Company of any intellectual property relating to the business of the Company.

      Under the Employment Agreement, Mr. Shacknai receives an annual base salary of $400,000, effective July 1996, plus certain benefits and an annual grant of options to purchase shares of Common Stock representing a minimum specified percentage of the fully diluted capitalization of the Company. Mr. Shacknai is also eligible for annual cash bonuses and increases in his base compensation.

      The Employment Agreement provides that, if Mr. Shacknai’s employment is terminated as a result of a change in control of the Company, the Company is obligated to pay Mr. Shacknai a lump sum amount equal to four times the sum of (i) his base salary at the highest rate in effect during the preceding 12 months and (ii) the average annual bonus, if any, paid during the preceding three years. If Mr. Shacknai’s employment is terminated without cause or by his Resignation for Good Reason (as defined in the Employment Agreement) the Company is obligated to pay him a lump sum equal to the sum of (i) the amount he would have collected in salary for the unexpired term of the Employment Agreement, were he paid at the highest salary rate in effect for the 12 months preceding his termination and (ii) his average annual bonus for the preceding three years multiplied by the number of years remaining in the Employment Agreement. In no event, however, will Mr. Shacknai’s severance payment for termination without cause be less than twice the sum of (i) his highest effective salary and (ii) the average annual bonus for the preceding three years, plus   1/24 of such lump sum for each full year of Mr. Shacknai’s service with the Company. If Mr. Shacknai’s employment is terminated by his death, the Employment Agreement provides that the Company will continue to pay his salary, at the then-current rate, to his estate for 12 months. If Mr. Shacknai is terminated pursuant to his Disability (as defined in the Employment Agreement), the Employment Agreement provides that the Company will pay him 100% of his base salary for 12 months, and 50% of that base salary for the remainder of the term of the Employment Agreement, but in no event for less than an additional 12 months of his base salary. Finally, the Employment Agreement provides that, if it is not renewed by the Company for at least three years after its initial expiration, the Company must pay Mr. Shacknai a lump sum equal to twice the sum of (i) his annual base salary at the highest rate in effect during his last 12 months of employment with the Company and (ii) the annual average of bonus payments made to him over the preceding three years, plus   1/24 of such lump sum for each full year of Mr. Shacknai’s service with the Company. Upon the termination of Mr. Shacknai’s employment, all options previously granted to him will automatically vest, and will remain exercisable for the full terms thereof. After termination, Mr. Shacknai will also receive the employee benefits he was eligible to participate in for four years, unless the Employment Agreement is not renewed, in which event Mr. Shacknai will receive such employee benefits for two years. Under certain circumstances, the Employment Agreement may require the Company to make payments that would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended. In the event the Company was required to make payments constituting excess parachute payments, payments to Mr. Shacknai would not be deductible by the Company for tax purposes, and Mr. Shacknai would be required to pay an excise tax.

      The Company currently has no employment agreements with other employees.

Stock Price Performance

      The graph set forth below provides a comparison of the cumulative total shareholder return for the Company, the NASDAQ Stock Market (U.S. Companies) Total Return Index and the NASDAQ Pharmaceutical Stocks Total Return Index for the period commencing June 30, 1994 through June 30, 1999. The Company began trading on the New York Stock Exchange on September 24, 1998, under the ticker symbol MRX. Due to the Company’s move to the New York Stock Exchange, the Company provides a comparison of the NYSE (U.S. Companies) Total Return Index and the NYSE Pharmaceutical Stocks Total Return Index for the period commencing June 30, 1994 through June 30, 1999. The NASDAQ Stock Market Total Return Index comprises all domestic common shares traded on the NASDAQ National Market System and the NASDAQ Small-Cap Market SM . The NASDAQ Pharmaceutical Stocks Index represents all companies, including biotechnology companies, trading on NASDAQ classified under the Standard Industrial Classification Code for pharmaceuticals. The NYSE Total Return Index comprises all domestic common shares traded on the NYSE. The NYSE Pharmaceutical Stocks Total Return Index represents all companies classified under the Standard Industrial Classification Code for pharmaceuticals.

      Comparison of Five-Year Cumulative Total Returns

Performance Graph(1)

			287.3 –		529.6 –
	2174.7 –	392.2 –	CRSP Index for	298.1 –	CRSP Index for
	Medicis	CRSP Index for	Nasdaq	CRSP Index for	NYSE
	Pharmaceutical	Nasdaq Stock Market	Pharmaceuticals	NYSE Stock Market	Pharmaceuticals
	Corp.	(US Companies)	Stocks	(US Companies)	Stocks

6/30/94	100	100	100	100	100
	133	102	103	103	100
	144	109	114	107	113
	167	108	112	105	116
	144	110	108	106	118
	144	107	109	102	121
	122	107	106	104	121
	133	108	111	107	129
	111	113	116	111	133
	78	117	112	113	136
	78	120	115	116	140
	122	123	117	120	145
6/30/95	122	133	130	123	151
	100	143	142	127	157
	189	146	159	128	157
	200	150	164	133	171
	263	149	156	132	174
	241	152	164	138	182
	352	151	190	141	194
	724	152	208	145	204
	705	158	203	147	201
	609	158	199	149	202
	736	172	208	151	198
	838	179	216	154	207
6/28/96	1,047	171	194	155	214
	1,194	156	173	148	205
	1,558	165	185	152	211
	1,838	177	197	159	229
	1,914	176	188	162	232
	1,671	186	184	173	253
	1,676	186	189	171	243
	2,438	199	205	179	268
	1,636	188	206	181	271
	1,700	176	179	174	257
	1,400	182	169	182	273
	1,957	202	193	194	290
6/30/97	2,850	208	192	203	323
	2,578	230	197	217	338
	2,271	230	196	208	308
	2,621	244	217	219	330
	2,750	231	208	213	334
	2,443	232	201	221	342
	2,921	228	198	227	358
	2,657	235	196	227	393
	2,453	258	203	243	412
	2,493	267	217	256	429
	2,443	272	211	258	444
	2,332	257	203	253	432
6/30/98	2,085	274	200	260	468
	2,043	271	203	254	469
	1,871	218	155	217	426
	2,264	248	190	228	483
	2,864	259	203	246	496
	3,600	285	212	260	528
	3,421	322	254	272	542
	4,064	368	279	275	546
	3,235	335	261	269	561
	2,571	359	282	277	573
	2,084	369	258	291	527
	2,303	360	276	286	501
6/30/99	2,175	392	287	298	530

(1)	The lines represent monthly index levels derived from compounded daily returns that include all dividends. The indexes are reweighted daily, using the market capitalization on the previous trading day. If the end of the monthly interval, based upon the fiscal year end, is not a trading day, the preceding trading day is used. The index level for all series was set to 100.0 on June 30, 1994.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

      The Board has reappointed Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending June 30, 2000. The Company has been advised by Ernst & Young LLP that no member of that firm, to the best of its knowledge and belief, has any direct or any material indirect financial interest in the Company or its subsidiaries, nor during the past three fiscal years has any member of the firm had any connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A representative of Ernst & Young LLP is expected to be present at the Meeting, will have an opportunity to make a statement should he or she desire to do so and is expected to be available to respond to appropriate questions.

Required Vote

      The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors requires an affirmative vote of a majority of the voting power of the Capital Stock present at the Meeting in person or represented by proxy. Notwithstanding ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending June 30, 2000, the Board may select other auditors for such year without any vote of the shareholders. If the shareholders do not ratify such appointment, the matter of the appointment of independent auditors will be considered by the Board.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO RATIFY THE

APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater-than-10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended June 30, 1999, its directors, executive officers and greater-than-10% shareholders complied with all Section 16(a) filing requirements.

OTHER MATTERS

Shareholder Proposals

      Any shareholder proposal that is intended to be presented at the 2000 Annual Meeting of Shareholders and included in the Company’s Proxy Statement and Proxy relating to that meeting, must be received at the Company’s principal offices no later than June 3, 2000.

      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company at its principal offices no later than August 17, 2000. Such notice must include a description of the proposed business, the reasons therefore, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement. The time limit also applies in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to exercise of the discretionary voting authority.

Annual Report

      The Annual Report of the Company for fiscal 1999 is being mailed to shareholders together with this Proxy Statement.

Other Matters

      The Board does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments thereof, the persons named in the enclosed Proxy will have the discretionary authority to vote all proxies received with regard to such matters in accordance with their respective judgments.

MEDICIS PHARMACEUTICAL CORPORATION

Mark A. Prygocki, Sr.
Chief Financial Officer,
Treasurer and Corporate Secretary

September 23, 1999

SHAREHOLDERS ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN

THE ENCLOSED ENVELOPE.

Medicis Pharmaceutical Corporation

ANNUAL MEETING OF STOCKHOLDERS

November 16, 1999
9:30 AM

THE PHOENICIAN

6000 E. Camelback Road
Scottsdale, Arizona

[MEDICIS LOGO]

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 16, 1999.

The undersigned stockholder of Medicis Pharmaceutical Corporation (the “Company”) hereby appoints Jonah Shacknai and Mark A. Prygocki, Sr. or either one of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 1999 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, November 16, 1999, at 9:30 a.m., local time, at the Phoenician, 6000 E. Camelback Road, Scottsdale, Arizona, and at any adjournment thereof, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed by the stockholder named herein and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2.

The stockholder named herein hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies heretofore given. The stockholder named herein may revoke this proxy at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

See reverse for voting instructions.

VOTE BY MAIL

      Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Medicis Pharmaceutical Corporation, c/o Shareowner ServicesSM , P.O. Box 64873, St. Paul, MN 55164-0873.

*  Please detach here  *

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Spencer Davidson 02 Peter S. Knight, ESQ.	[ ] Vote FOR all nominees	[ ] Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the Board of Directors’ appointment of Ernst & Young LLP as the Company’s independent public accountants for fiscal 2000.	[ ] For	[ ] Against	[ ] Abstain

If your receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ] Indicate changes below:	Date

Signature(s) in Box
(Please date and sign here exactly as name appears at left. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)